EXHIBIT 5.14

LAFOLLETTE GODFREY & KAHN ATTORNEYS AT LAW	ONE EAST MAIN STREET POST OFFICE BOX 2719 MADISON, WI 53701-2719 TEL. 608-257-3911 FAX 608-257-0609 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA

June 20, 2006

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, California 95014

Re:	$200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation issued in exchange for $200,000,000 aggregate principal amount outstanding of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation and the related Exchange Guarantees.

Ladies and Gentlemen:

We have acted as local corporate counsel in the State of Wisconsin (the “State”) to Coral Health Services, Inc. (“Guarantor”) in connection with (i) the proposed issuance by the CRC Health Corporation, a Delaware corporation (the “Issuer”), in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Initial Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors, and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

While we have reviewed the Corporation Documents (as herein defined), we have neither reviewed nor participated in the negotiation or drafting of the Exchange Offer, the Exchange Notes, the Initial Notes, the Exchange Guarantees, the Registration Statement or the Indenture (as herein defined) (collectively, the “Transaction Documents”). In addition, we have not provided any substantive representation to the Guarantor or any of the other persons involved in the Exchange Offer nor witnessed the execution or delivery of the Transaction Documents.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of February 6, 2006, (the “Indenture”) between the Issuer, CRCA Merger Corporation, a Delaware corporation, the Guarantors, the other subsidiaries named on the signature pages thereto and U.S. Bank National Association, as trustee. The terms of the Exchange Guarantees are contained in the Indenture and the Exchange Guarantees will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

June 20, 2006

CRC Health Corporation

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. In particular, we have, with your consent, limited our examination to uncertified copies of the following documents furnished to us by the firm of Ropes & Gray, LLP:

(i)	Articles of Incorporation of the Guarantor as filed with the State of Wisconsin on December 28, 1990;

(ii)	the By-Laws of the Guarantor;

(iii)	a Certificate of Status for the Guarantor issued by the State of Wisconsin dated June 16, 2006 (“Certificate of Status”);

(iv)	the Written Consent resolutions of the Guarantor dated February 6, 2006; and

(v)	the Secretary’s Certificate for the Guarantor dated June 19, 2006;

(the documents listed in clauses (i) through (v) above are herein referred to collectively as the “Corporation Documents”).

As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents related thereto.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the laws of the State that are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

June 20, 2006

CRC Health Corporation

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing and in good standing under the laws of the State.

2.	The Indenture has been duly authorized and executed by the Guarantor.

3.	The Exchange Guarantee has been duly authorized by the Guarantor.

4.	The execution of the Indenture by the Guarantor and the performance by the Guarantor of the terms and provisions thereof do not, and the performance of the terms and provisions of the Exchange Guarantees by the Guarantor in accordance with the Indenture will not, violate any provision of the the Wisconsin Business Corporation Law (the “WBCL”).

The opinions as expressed herein are subject to the following additional qualifications: We have not considered and express no opinion on the enforceability of the Transaction Documents, whether in general or in any specific respect or as to any person, including, without limitation, the enforceability of rights and remedies provided in the Transaction Documents (whether such enforceability is considered in a proceeding in equity or at law or in a bankruptcy proceeding) or the effect of bankruptcy, reorganization, insolvency, receivership, fraudulent conveyance or transfer, moratorium and other similar laws affecting the rights and remedies of creditors or secured parties generally, the exercise of judicial discretion and principles of equity and our opinion is qualified by and subject to in all respects by the effects thereof.

With respect to our opinion in Paragraph 1 above, “good standing” means that, as of the date of the Certificate of Status provided by the Department of Financial Institutions of the State of Wisconsin (the “Department”), the Guarantor (i) has filed with the Department all annual reports required to be filed by Section 180.1622 of the WBCL (if any), (ii) has not filed articles of dissolution, (iii) has not applied for a certificate of withdrawal under Section 180.1520 of the WBCL and (iv) is not the subject of a proceeding under Section 180.1531 of the WBCL to revoke its certificate of authority.

We consent to the incorporation by reference of this opinion in the Registration Statement and the filing of this opinion as an exhibit thereto and as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Guarantees. We also consent to the identification of our firm as local counsel to Guarantor. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Ropes & Gray LLP may rely on

June 20, 2006

CRC Health Corporation

this opinion in rendering their opinion to you with respect to the validity and enforceability of the Exchange Guarantees for inclusion as an exhibit to the Registration Statement.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform you of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

Our opinions are limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this letter is being provided solely for the purposes of complying with the requirements of Section 6(f) of the Note Purchase Agreement dated January 25, 2006 (the “Note Purchase Agreement”) and is being rendered solely for the benefit of the addressee hereof. This letter may not be used or relied upon for any other purpose, relied upon by any other party, except as noted above with respect to Ropes & Gray LLP, or filed with or disclosed to any third party other than to a court in connection with the enforcement or protection of your rights or remedies under any of the Note Purchase Agreement documents or in order to allow you to comply with applicable laws, rules or regulations or as a result of a specific request made by a governmental authority or other authority, or as otherwise indicated herein, without our prior written consent.

Very truly yours,

/s/ LaFollette Godfrey & Kahn

LAFOLLETTE GODFREY & KAHN

an office of Godfrey & Kahn, S.C.